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                                                                EXHIBIT 99.1

[TEGAL LOGO]                                                    NEWS RELEASE
Tegal Corporation
2201 S. McDowell Blvd., P.O. Box 6020, Petaluma, CA 94955-6020
                  Telephone (707) 763-5600 Fax (707) 765-8311

At Tegal Corporation:
David Curtis
Vice President, Finance and Administration and Chief Financial Officer
(707) 765-5630


FOR IMMEDIATE RELEASE
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                     TEGAL ANNOUNCES REDUCTION IN WORKFORCE

        PETALUMA, Calif., August 26, 1996--Tegal Corporation (Nasdaq: TGAL) announced today that it will reduce its global workforce by approximately 12 percent.

        "The semiconductor capital equipment industry has experienced a slowdown of orders due to excess capacity and that slowdown is also affecting Tegal," noted Robert V. Hery, Chairman, President and CEO. "As a result, Tegal has found it necessary to adjust its employment to its current level of business. A reduction in force is a painful decision to make, but a necessary one in light of the current outlook. Given this outlook, we expect quarter to quarter revenues and earnings to decline below current analyst estimates, beginning this quarter and that these declines will be commensurate with what is happening in the industry as a whole," concluded Hery.

        Tegal Corporation, headquartered in Petaluma, California, is a leading designer and manufacturer of plasma etch systems used in the production of integrated circuits (ICs). Etching is a key process and must be performed multiple times in the production of an IC. Tegal markets and services its systems in all major regions of the world in which ICs are manufactured.

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TEGAL ANNOUNCES REDUCTION IN WORKFORCE
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                              CAUTIONARY STATEMENT

The forward-looking statements in the above news release relate to the near-term semiconductor capital equipment industry outlook, demand for the Company's products, the Company's quarterly revenue prospects for the next two or three quarters and other matters contained in such news release. Such statements are based on concurrent expectations and beliefs and involve a number of uncertainties and risks that could cause the actual results to differ materially from those projected. Such uncertainties and risks include, but are not limited to, recent weakening of demand for semiconductor manufacturing equipment, particularly for equipment procured for capacity additions such as the Company's non-critical etch systems, the cyclicality of the semiconductor industry, dependence on recently introduced systems for the critical etch markets, impediments to customer acceptance, fluctuations in quarterly operating results, competitive pricing pressures, the introduction of competitive products having technological and/or pricing advantages, the importance of "Mix and Match" purchasing philosophy to non-critical etch system sales, product volume and mix and other risks detailed from time to time in the Company's SEC reports. For further information, refer to the business description and additional risk factors sections included in the Company's Form 10-K for the year ended March 31, 1996, as filed with Security and Exchange Commission.


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